EXHIBIT 99.1

Innovation Pharmaceuticals Phase 2 PoC Trial for Inflammatory Bowel Disease Achieves Induction of Remission in a Majority of Patients Treated with Brilacidin

BEVERLY, MA – July 13, 2017 (GLOBE NEWSWIRE) Innovation Pharmaceuticals, (OTCQB:IPIX) (“the Company”), a clinical stage biopharmaceutical company, today announces that a majority of patients treated with Brilacidin achieved Clinical Remission in its Phase 2, open-label, Proof-of-Concept (PoC) clinical trial evaluating Brilacidin for mild-to-moderate Ulcerative Proctitis / Ulcerative Proctosigmoiditis (UP/UPS), two types of Inflammatory Bowel Disease (IBD).

Brilacidin is being developed as a novel, non-corticosteroid, non-biologic treatment, with formulation development plans including oral tablets for the treatment of Ulcerative Colitis and Crohn’s Disease and foam and/or gel for the treatment of UP/UPS.

Results

Using Modified Mayo scoring, the study’s Primary Efficacy Endpoint of Clinical Remission at Day 42 (Week 6) was defined as: (i) an Endoscopy subscore ≤ 1; (ii) Rectal Bleeding subscore of 0; and (iii) improvement or no change from baseline in the Stool Frequency subscore.

Topline results, which include additional detailed review of patient data in Cohort A and Cohort B following interim analysis, showed favorable Clinical Remission rates that were similar across cohorts.

Rate of Clinical Remission (% of patients achieving)

•	60% Cohort A (3 of 5 patients)*
•	67% Cohort B (4 of 6 patients)
•	75% Cohort C (3 of 4 patients)*

(*Among the 17 patients enrolled in the trial, one patient from Cohort A and one patient from Cohort C declined endoscopy at Day 42 and thus were not included in the analysis population of those achieving Clinical Remission, i.e., the total number of evaluable patients was 15.)

The percentage of evaluable patients (n=15) meeting individual component criterion of Clinical Remission was also favorable, with rates similar across cohorts:

(i) #Endoscopy subscore ≤ 1 (% of patients achieving)

•	80% Cohort A (4 of 5 patients)
•	67% Cohort B (4 of 6 patients)
•	75% Cohort C (3 of 4 patients)

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(#Note: Investigator assessment of rectal and sigmoid mucosa up to 40 cm from anal verge.)

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(ii) Rectal Bleeding subscore of 0 (% of patients achieving)

•	80% Cohort A (4 of 5 patients)
•	100% Cohort B (6 of 6 patients)
•	100% Cohort C (4 of 4 patients)

(iii) Stool Frequency subscore, improvement or no change from baseline (% of patients achieving)

•	100% Cohort A (5 of 5 patients)
•	100% Cohort B (6 of 6 patients)
•	100% Cohort C (4 of 4 patients)

Improvement in Quality-of-Life, using the Short Inflammatory Bowel Disease Questionnaire (SIBDQ), was reported with more than 60 percent of patients in each cohort achieving a ≥10-point or more improvement after six weeks of treatment. At least half of patients in Cohorts B and C also showed ≥20-point or more improvement.

Brilacidin for UP/UPS also was shown to be generally well-tolerated, with no Serious Adverse Events (SAEs) experienced by patients, which is consistent with the low levels of systemic absorption of Brilacidin observed in the trial.

The Company has presented detailed topline results from the Brilacidin-UP/UPS trial, as well as information on the ongoing Brilacidin Phase 2 trial in the treatment of Oral Mucositis, at the Drug Discovery & Therapy World Congress in Boston, MA, held today. A corresponding slide deck is now posted to the Company’s website at the link below:

http://www.ipharminc.com/new-events-and-presentations/2017/7/13/drug-discovery-and-therapy-world-congress

Comments

“As a practicing gastroenterologist, it’s extremely exciting to see Brilacidin’s emergence as a possible novel treatment for Inflammatory Bowel Disease. Brilacidin’s unique mechanism of action and compelling clinical trial results support its potential,” said Francis A. Farraye, MD, MSc, Clinical Director, Section of Gastroenterology at Boston Medical Center, Professor of Medicine at Boston University School of Medicine and Scientific Advisor to Innovation Pharmaceuticals. “There exists a large unmet medical need in treating patients with Inflammatory Bowel Disease given its complex pathogenesis and high degree of variability in how patients respond to a given treatment. I look forward to continuing to work closely with the Innovation Pharmaceuticals team as they advance Brilacidin in the treatment of IBD.”

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Arthur P. Bertolino, MD, PhD, MBA, President and Chief Medical Officer at Innovation Pharmaceuticals, commented: “We are incredibly pleased with the successful completion of this trial and the dataset that we now have in-hand. To see such strong results with a basic formulation adds further credibility to where we believe we can take Brilacidin in treating the full continuum of IBD, particularly when optimally formulated and administered. Combined with the Brilacidin data for treating Oral Mucositis as a preventative medicine, we now have two solid anchors supporting Brilacidin’s considerable and diverse therapeutic potential.”

Study Overview

In this Phase 2 PoC trial, a total of 17 patients received treatment across three sequential, dose-escalated cohorts—Cohort A (6 patients); Cohort B (6 patients); and Cohort C (5 patients). Patients received Brilacidin, once daily, at 50 milligrams (mg), 100 mg and 200 mg, respectively, administered per rectum as a retention enema for 42 days (6 weeks) of treatment. The Primary Efficacy Endpoint of the Brilacidin UP/UPS trial used Modified Mayo Disease Activity Index (MMDAI) scoring, a common measurement tool in managing Ulcerative Colitis preferred by many IBD specialists, to determine Clinical Remission at Day 42. Secondary Efficacy Endpoints included: change in MMDAI score, both Full and Partial, and change in patient Quality-of-Life as assessed by the Short Inflammatory Bowel Disease Questionnaire (SIBDQ).

Alerts

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About Brilacidin

Brilacidin is Innovation Pharmaceuticals’ lead drug candidate in its defensin mimetic franchise. Modeled after Host Defense Proteins (HDPs), the “front-line” of defense in the immune system, it is a small, non-peptidic, synthetic molecule that kills pathogens swiftly and thoroughly. Just as importantly, Brilacidin also functions in a robust immunomodulatory capacity, lessening inflammation and promoting healing. Due to its unique properties, the Company is studying Brilacidin’s effect on Oral Mucositis (under Fast Track designation) and on Ulcerative Proctitis / Proctosigmoiditis (UP/UPS) in Phase 2 trials. Additional trials of Brilacidin are planned in other conditions, including: Atopic Dermatitis, Hidradenitis Suppurativa and Acne. Brilacidin is also being developed under FDA’s Qualified Infectious Disease Product (QIDP) designation as an antibacterial product for Acute Bacterial Skin and Skin Structure Infection (ABSSSI)—qualifying it for Fast Track and possible Priority FDA Review and an extra 5 years of United States market exclusivity upon drug approval.

Learn more here:

http://www.ipharminc.com/brilacidin-1/

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About UP/UPS

Ulcerative Proctitis (UP), a limited type of Ulcerative Colitis (UC), is a mucosal inflammatory disease of unknown cause involving only the rectum. When it involves both the rectum and the distal colon, it is called Ulcerative Proctosigmoiditis (UPS). It is characterized by inflammation, redness, and ulcerations of the mucosa. The course of the disease is variable and ranges from complete resolution to easily maintained remission to chronic relapses or refractory disease. Diagnosis can occur at any point in life, with approximately 30-50 percent of patients developing more extensive UC. There is currently no cure. According to estimates provided by GlobalData, the worldwide UC market, which includes products for UP/UPS, is expected to increase at a compound annual growth rate of 4.7 percent, from $4.2 billion in 2012 to approximately $6.6 billion by 2022.

About Innovation Pharmaceuticals’ Proof-of-Concept (PoC) UP/UPS Trial Design

This trial was conducted in an overseas hospital/clinic setting with Brilacidin being administered with water in an enema. A foam formulation of Brilacidin for use in future studies is planned and would be expected to improve patient convenience and future study results. The primary objective of Innovation Pharmaceuticals’ Proof-of-Concept (PoC) trial is to assess the frequency of clinical remission (defined using Modified Mayo Disease Activity Index [MMDAI] scoring) with Brilacidin administered per rectum by enema in patients with active UP or UPS after 6 weeks of treatment. Additional objectives include: evaluation of safety and tolerability of Brilacidin when administered per rectum; assessment of systemic exposure and/or pharmacokinetics of Brilacidin when administered per rectum; assessment of the efficacy of Brilacidin by change in MMDAI at Day 42/Week 6 and Partial MMDAI during treatment and by biomarker evaluation (from serum, feces, and rectum/sigmoid biopsy samples); evaluation of change in patient-reported Quality-of-Life (by the Short Inflammatory Bowel Disease Questionnaire); and estimation of statistical power for subsequent trial(s) in UP and UPS. The PoC trial includes 17 patients divided into three cohorts. Cohort A and Cohort B received 50 milligrams (mg) and 100 mg of Brilacidin, respectively, once daily administered per rectum as a retention enema for 42 days. Dosing was increased to 200 mg once daily for 42 days for Cohort C. Endoscopic evaluation of the rectum and mucosa up to 40 cm from the anal verge was performed at screening and at the end of treatment/Day 42 (± 3 days). Per protocol, a safety committee reviewed safety and retention data (clinical laboratory findings, physical examination findings, vital signs, adverse events, use of concomitant medications, retention times) after 21 days of therapy for all six patients in each of Cohorts A and B before proceeding with initiating enrollment (dosing) into the subsequent cohort.

About the Company

Headquartered in Beverly, Massachusetts, Innovation Pharmaceuticals Inc. (IPI), formerly Cellceutix Corporation, is publicly-traded under the company symbol “IPIX”. The Company is clinical stage biopharmaceutical company developing innovative therapies in multiple diseases. The Company believes it has a world-class portfolio of first-in-class lead drug candidates and is now advancing them toward market approval, while actively seeking strategic partnerships. The Company’s Psoriasis drug candidate Prurisol completed a Phase 2 trial and the Company more recently launched a Phase 2b study. Prurisol is a small molecule that acts through immune modulation and PRINS reduction. The Company’s anti-cancer drug Kevetrin successfully concluded a Phase 1 clinical trial at Harvard Cancer Centers’ Dana Farber Cancer Institute and Beth Israel Deaconess Medical Center, and the Company has commenced a Phase 2 study in Ovarian Cancer. In the laboratory, Kevetrin has been shown to modulate p53, often referred to as the “Guardian Angel Gene” due to its crucial role in controlling cell mutations. Brilacidin, a defensin mimetic compound, has shown in an animal model to reduce the occurrence of severe ulcerative Oral Mucositis (OM) by more than 94% compared to placebo. The Company is in a Phase 2 clinical trial with its novel compound Brilacidin-OM for the prevention of OM in patients with Head and Neck Cancer; interim results have shown a marked reduction in the incidence of severe OM (WHO Grade ≥ 3). The Company’s lead antibiotic, Brilacidin, has completed a Phase 2b trial for Acute Bacterial Skin and Skin Structure Infection, or ABSSSI. Top-line data have shown a single dose of Brilacidin to deliver comparable clinical outcomes to the FDA-approved seven-day dosing regimen of daptomycin. Brilacidin has the potential to be a single-dose therapy for certain multi-drug resistant bacteria (“superbugs”). Topline results are now available for the Phase 2, open label Proof-of-Concept trial, treating patients with Brilacidin for Ulcerative Proctitis/Ulcerative Proctosigmoiditis (UP/UPS), two types of Inflammatory Bowel Disease (IBD). The Company has formed research collaborations with world-renowned research institutions in the United States and Europe, including MD Anderson Cancer Center, Beth Israel Deaconess Medical Center, and the University of Bologna. More information is available on the Company website at www.IPharmInc.com.

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Forward-Looking Statements: This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements concerning projected timelines for the initiation and completion of clinical trials, our future drug development plans, other statements regarding future product developments, including with respect to specific indications, and any other statements which are other than statements of historical fact. These statements involve risks, uncertainties and assumptions that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. The Company has in some cases identified forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends,” “goal,” “potential,” “may,” “suggest,” and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are the Company’s need for, and the availability of, substantial capital in the future to fund its operations and research and development; including the amount and timing of the sale of shares of common stock to Aspire Capital; the fact that the Company’s compounds may not successfully complete pre-clinical or clinical testing, or be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these risk factors is included in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

INVESTOR AND MEDIA CONTACT

Innovation Pharmaceuticals

Leo Ehrlich

info@IPharmInc.com

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